EXHIBIT 23







            Consent of Independent Registered Public Accounting Firm





The Board of Directors and Stockholders
Cytec Industries Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 33-80710, 33-83576, 33-85666, 333-62287, 333-11121, 333-45577, 333-107221
and 333-122195) on Form S-8 and in the registration statements (Nos. 333-51876, 333-52011, 333-3808 and, 333-127507) on Form S-3 of Cytec Industries Inc. of our reports dated February 27, 2006, with respect to the consolidated balance sheets of Cytec Industries Inc. and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2005, and the related financial statement schedule, management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 and the effectiveness of internal control over financial reporting as of December 31, 2005, which reports appear in the December 31, 2005 annual report on Form 10-K of Cytec Industries Inc.

Our report on the consolidated financial statements refers to the Company's adoption of Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations," effective January 1, 2003.

Our report dated February 27, 2006, on management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2005, contains an explanatory paragraph that states that management's assessment of the effectiveness of internal control over financial reporting and our audit of internal control over financial reporting of Cytec Industries Inc. and subsidiaries excluded an evaluation of internal control over financial reporting of the acquired Surface Specialties business of UCB S.A., associated with total assets of $969 million and total revenues of $1,075 million included in the consolidated financial statements of Cytec Industries Inc. and subsidiaries as of and for the year ended December 31, 2005.

/s/ KPMG LLP

Short Hills, New Jersey
February 27, 2006